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Axiall Corporation

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On May 26, 2016, Axiall Corporation issued the following press release and investor presentation.

Axiall Urges Shareholders to Vote “FOR” its Board Nominees

Files Updated Investor Presentation

ATLANTA – May 26, 2016 – Axiall Corporation (NYSE: AXLL) today filed an updated investor presentation with the Securities and Exchange Commission detailing why it believes shareholders should vote for Axiall’s nominees at its June 17, 2016 annual shareholders meeting.

The presentation explains why the Axiall Board of Directors rejected Westlake Chemical Corporation’s (“Westlake”) prior takeover bids as opportunistic and inadequate. It also details the process that Axiall’s Board has undertaken to consider possible strategic alternatives to its standalone strategy, which has included active engagement with Westlake and other potential third-party bidders.

Axiall’s Board is engaged, responsive and open to all alternatives to drive stockholder value. Axiall’s Board of Directors, composed of the company’s CEO and eight experienced, independent directors, is actively overseeing the strategic assessment process with the assistance of independent financial and legal advisors. In the circumstances, Axiall believes that:

•	Changing the Board now would delay unnecessarily the strategic review process as new directors lack knowledge of Axiall’s prospects and the state of the strategic review process.

•	The addition of directors nominated and compensated by Westlake could have a chilling effect on other parties in the process, significantly weakening the competitive dynamic and outcome for shareholders.

Accordingly, Axiall encourages all shareholders to vote “FOR” its nominees on the WHITE proxy card Axiall furnished to shareholders.

Morgan Stanley & Co. LLC and Barclays are acting as financial advisors to Axiall and Jones Day is acting as legal counsel. The Axiall Board has retained Weil, Gotshal & Manges LLP as its counsel.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

For information related to the Axiall Corporation 2016 annual meeting of stockholders, please see www.axiall.com/2016-Annual-Meeting. Shareholders with questions may call our proxy solicitor, Innisfree M&A Incorporated, toll-free from the U.S. or Canada at (877) 456-3427, or at +1 (412) 232-3651 from other locations.

Additional Information

In connection with its 2016 annual meeting of stockholders, Axiall has filed a definitive proxy statement and other documents regarding the meeting with the SEC and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Forward-Looking Statements Disclaimer

This release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, Axiall’s anticipated financial performance and prospects; Axiall’s plans and objectives for future operations; and statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the 2016 Annual Meeting. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at the 2016 Annual Meeting; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; risks related to the exploration of strategic alternatives, including risks related to the feasibility and timing of any such transaction, as well as the realization of the expected benefits of any transaction to the Company and its stockholders; the results of Axiall’s process to sell its Building Products business and the proceeds, if any, realized therefrom; Axiall’s ability to successfully implement its strategy to create sustainable, long-term stockholder value; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for Axiall’s products; industry capacity levels for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which Axiall’s products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; Axiall’s failure to adequately protect its data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; and other factors discussed in Axiall’s SEC filings from time to time, including Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall or that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Axiall does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Contacts

Axiall Corporation

Investor Relations

Martin Jarosick, 1-770-395-4524

or

Media

Chip Swearngan, 1-678-507-0554

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, Michael Freitag, or Averell Withers, 1-212-355-4449

May 2016 Axiall’s Strategy for Getting Full and Fair Value for All Stockholders

Additional Information   In connection with its 2016 annual meeting of stockholders (the “2016 Annual Meeting”), Axiall has filed a definitive proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.   Forward-Looking Statements Disclaimer   This presentation contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, Axiall’s anticipated financial performance and prospects; Axiall’s plans and objectives for future operations; and statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the 2016 Annual Meeting. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at the 2016 Annual Meeting; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; risks related to the exploration of strategic alternatives, including risks related to the feasibility and timing of any such transactions, as well as the realization of the expected benefits of any transaction to the Company and its stockholders; the results of Axiall’s process to sell its Building Products business and the proceeds, if any, realized therefrom; Axiall’s ability to successfully implement its strategy to create sustainable, long-term stockholder value; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for Axiall’s products; industry capacity levels for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which Axiall’s products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; Axiall’s failure to adequately protect its data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; and other factors discussed in Axiall’s SEC filings from time to time, including Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall or that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Axiall does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Forward-Looking Statements

Key Messages Axiall’s Board is focused on getting full and fair value for all stockholders – we are not opposed to a strategic transaction We believe Westlake’s proposal is opportunistic and inadequate We believe Westlake’s fundamentals are deteriorating and risky We believe Axiall’s highly experienced Board is best positioned to direct Axiall’s future We believe Axiall’s Board has acted, and will continue to act, in the best interests of all stockholders 1 5 2 3 4

Axiall is a Leader in Chemicals + electricity Transform products from nature – salt, water and natural gas – into chlorine and caustic soda Chlorovinyls (~75% of sales) End-use applications: plastic pipe and pipe fittings, siding and window frames, high-quality plastics, and coatings for wire and cable, paper, minerals, metals and water treatment industries NaCl + H2O Cl- = Chlorine NaOH = Caustic Soda Building Products (~25% of sales) Products: trim, mouldings, deck, siding, pipe and pipe fittings products Note: Building Products Strategic Review process commenced before Westlake proposal Offers a broad portfolio of innovative, low-maintenance and highly durable vinyl building materials 3rd largest chlor-alkali producer 2nd largest vinyl chloride monomer producer 3rd largest siding manufacturer A leading North American manufacturer and marketer of integrated chlorovinyls and vinyl-based building products One of the lowest cost producers of chlor-alkali and derivative products in the world. Products include: Chlorine Caustic soda Vinyl chloride monomer (VCM) Vinyl resins Vinyl compounds Plasticizers 3.4Bn FY15 Revenue 330M FY15 Adjusted EBITDA (1) 4.8k Employees (2) Key Statistics Market Position Adjusted EBITDA as defined in 10-K for period ending December 31, 2015 As of April 2016

An Integrated PVC Producer

North America Capacity (1)

ECU Capacity


Axiall
15%

PVC Capacity


Axiall
13%

Chlor Alkali Metrics by Region (1)

ECU Capacity

Total Nameplate capacity:
~125mm Mtons / year


US
12%
Western Europe
9%
Middle East
2%
Northeast Asia
42%
China
35%

Cash Cost

(US$ / ECU Mton, Indexed to US cash cost)


200
150
100
50
0
81
100
125
146
146
Middle East
US
China
Northeast Asia
Western Europe

Axiall is Cost Advantaged vs. Global Producers

Key Inputs

Electricity: 81%
Salt / Brine: 16%
Other: 3%

- Axiall uses advantaged U.S. natural gas to produce low cost electrical power


Salt
(NaCl)
Caustic
(NaOH)
Used in a wide variety of industrial processes (paper, pulp, aluminum, etc.)
Chlorine
(Cl_2)
Chlorine
Derivatives
Wide range of uses from hydrochloric acid to refrigerant materials
PVC
Resin
Building
Materials
Compounds
Pipe / Construction
Ethylene

- Currently purchased externally
- US ethylene highly advantaged given ethane / natural gas is the major raw material

1. Source: IHS

5 | Axiall – May 2016

Axiall’s Value Creation Model Management Actions $125 million cost reductions and productivity plan on track; expected to hit run rate by December 2016 Market Driven Opportunity Industry capacity rationalization underway; historically, caustic prices start to recover within approximately 6-12 months Liquidity and Capital Allocation March 31, 2016: more than $200 million in cash and more than $550 million in total liquidity Next bond / term loan maturities more than 5 years away: 2021, 2022 and 2023 Return excess capital to stockholders Full Building Products sale process underway Capital-lite, advantaged ethylene integration, securing an actionable and affordable path to meet more than 50% of Axiall’s needs if attractive IRRs $10/t increase in caustic should lead to an approximately $24 million increase in Axiall’s annual EBITDA 1 ¢/lb increase in PVC margin should lead to an approximately $25 million increase in Axiall’s annual EBITDA +$50/t caustic and +2 ¢/lb PVC margin should increase Axiall’s annual EBITDA by $170 million and stock price by approximately $14 Full strategic review of strategic options underway

We Believe Westlake’s Proposal Is Not in Stockholders’ Best Interests Inadequate Axiall Board determined that Westlake’s proposal is inadequate relative to the intrinsic value of Axiall and comparable transactions Westlake terminated discussions in April before meeting with Axiall to understand the significant synergies that could be available in a combination Opportunistic The chlor-alkali industry is improving from a cyclical trough whereas Westlake’s fundamentals are expected to deteriorate as the polyethylene cycle continues to turn Axiall has traded above Westlake’s most recent proposal 62.1% of the time since 2015 and 88.7% of the time since 2011 May Delay the Strategic Review Process While Westlake recently agreed to participate in the process, we cannot be sure whether it will conclude before June 17th as these processes are inherently fluid We believe changing the Board now would delay unnecessarily the strategic review process as new directors lack knowledge of Axiall’s prospects and the state of strategic discussions We believe the addition of directors nominated and compensated by Westlake could have a chilling effect on other parties in the process, significantly weakening the competitive dynamic and outcome for stockholders Overview of Westlake’s Proposal Board’s Rationale for Rejecting Westlake’s Proposal Nominal Value Cash Component Westlake Stock Component Initial (29-Jan-2016) $20.16 $11.00 0.1967 shares ($9.16)1 Revised (4-Apr-2016) $22.85 $14.00 0.1967 shares ($8.85)2 Based on closing prices on January 28, 2016, the last trading date before Westlake publicly announced its initial proposal. Based on closing prices on April 4, 2016 We believe Axiall has the right Board of Directors and strategy in place to maximize stockholder value and that Westlake’s proposal is not in stockholders’ best interests Westlake is seeking to replace all 9 Axiall directors with its own nominees in furtherance of its acquisition proposals

Axiall Is Focused on Getting Full and Fair Value for All Stockholders Axiall’s Board is not opposed to a strategic transaction; it is opposed to inadequate value Axiall Continues to Negotiate with Westlake Axiall Is Also Engaging with Other Parties Initiated negotiations with Westlake in March Led by Axiall’s Non-Executive Chairman, another director and CEO Occurred after Westlake’s hostile escalation of situation Shared extensive non-public information and feedback Detailed management presentation Numerous expert sessions Access to dataroom Substantial feedback to Westlake on potential synergies Westlake terminated negotiations in April Axiall has nonetheless included Westlake in its ongoing process Opened strategic alternatives discussions with third parties including an evaluation of, among other options, the possible sale of the entire company Considering strategic alternatives that are value-enhancing for all Axiall stockholders Currently engaged in ongoing discussions with third parties and have provided extensive non-public information, opened a virtual dataroom and provided a form of transaction document and conducted expert sessions, site visits and synergy discussions A B

Record Shows Axiall's Willingness to Negotiate

Date	Event	Axiall's Stockholder Friendly Actions	Westlake's Unilateral Approach
Oct 2015 – Jan 2016	▪ Westlake begins to accumulate substantial amounts of Axiall shares, many **at prices higher than its subsequent initial unsolicited proposal**		✗
Jan 25, 2016	▪ Westlake submits its initial indication of interest of $20.00 per share		
Jan 29, 2016	▪ Axiall's Board gives Westlake feedback that initial proposal is inadequate ▪ ***Less than 48 hours after Axiall feedback to initial offer***, Westlake publicizes its initial unsolicited proposal without providing feedback to Axiall		✗
Mar 8, 2016	▪ Axiall's Chairman, another independent director and CEO travel to Houston to meet with Westlake, provide additional feedback and offer a framework for negotiation of a possible transaction ▪ Despite notice that Axiall intends to engage, Westlake increases hostilities ahead of meeting with March 7 press release	✓	
Mar 14, 2016	▪ Parties sign confidentiality and standstill agreement allowing Westlake to make acquisition proposals and pursue Board nominations despite access to non-public information and management	✓	
Mar 15-29, 2016	▪ Axiall provides **extensive management presentation**, **numerous expert sessions** and **access to dataroom** ▪ ***Axiall provides feedback on Westlake's synergy assessment of $60MM and offers to explain amount / allocation of synergies*** ▪ At Westlake's request; Axiall includes Westlake in Building Products sale process	✓	
Mar 29, 2016	▪ Westlake submits second proposal ($14.00 in cash and 0.1967 in Westlake stock per Axiall share) without providing feedback to Axiall as to how it arrived at this value ▪ ***Westlake demands a response by March 31, 2016 (again in only 48 hours)***		✗
Mar 31, 2016	▪ Axiall rejects the revised proposal by Westlake's deadline, providing feedback and informing Westlake that: - Axiall is not opposed to a strategic transaction that delivers full and fair value to Axiall stockholders - ***Axiall remains willing to negotiate***	✓	
Apr 3, 2016	▪ ***Westlake formally terminates discussions***		✗
Apr 4, 2016	▪ Westlake publishes its revised proposal and files its preliminary proxy materials seeking to replace the entire Axiall Board		✗
Apr 8, 2016	▪ Westlake declines to participate in Axiall's Building Products sale process after requesting to be included a month earlier		✗
May 10-23, 2016	▪ Axiall's Chairman contacts Westlake promptly after Westlake's financial advisors indicate potential interest in re-engaging; over the following two weeks Axiall's directors and executives engage with Westlake to bring them into the process	✓	
May 23, 2016	▪ Axiall re-opens due diligence with Westlake promptly after Westlake agrees to participate in the strategic alternative process	✓	

9 | Axiall – May 2016

Strategic Review We are conducting a review of strategic alternatives that includes an evaluation of the possible sale of the entire company The Board is currently overseeing a formal strategic review process Full Board leading the review, which includes exploring a potential sale of the entire company as well as a sale of the Building Products division or the continued execution of the Company’s standalone plan Retained independent advisors, including separate board counsel Full due diligence, including a virtual dataroom, provided to multiple interested parties Westlake and other parties included in the process Axiall has included Westlake in the strategic alternatives process and diligence The Strategic Review of the Building Products business, announced in August 2015, is ongoing Determination to be made after Axiall’s annual meeting We continue to be open to all proposals that offer full and fair value and to engaging with Westlake

Axiall Board’s History of Responsiveness to Stockholders Review and Execution of Strategic Alternatives Reduced Cost Structure Refreshed Senior Management Currently underway Initiated a process to explore strategic alternatives, including a potential sale of all or part of Axiall’s business Review of potential strategic alternatives for Building Products business, including the possible sale of all or part of that business Completed Formed a joint venture with Lotte to construct a 1 million metric ton/year ethane cracker that will permit the Company to achieve substantial ethylene integration at low initial capital cost to Axiall Completed sale of La Porte, TX chemical manufacturing facility in April 2015 Sold aromatics business for up to $62.9M in proceeds in October 2015 Sold two non-core Building Products businesses (Solucor compound additives business and window and door profiles business ) Axiall Board is engaged, responsive and open to all alternatives to drive stockholder value July 5, 2015: Board appointed a new CEO and endorsed an aggressive set of strategic actions July 28, 2015: Replaced our EVP, Chemicals September 25, 2015: Replaced our EVP, Building Products $125 million cost reductions and productivity plan on track Expected to hit run rate by December 2016 Capital Allocation In 2015, Axiall returned approximately $46 million in cash dividends to stockholders Generated over $100 million in cash since September 2015 through sale of non-core, low return assets axiall

We Believe Westlake's Proposal is Opportunistic and Inadequate

~$23 per share is simply not enough for Axiall's business

Opportunistic Timing

- Chlor-alkali industry is improving from a cyclical trough (1)
- Westlake's fundamentals are expected to deteriorate as the polyethylene cycle continues to turn(1)
- Proposal is below where Axiall's share price was only a few months before the unsolicited bid
- Westlake built ~30% of its stake at prices above initial offer price of $20 / share

Indefensible Multiples

- 6.0x Axiall's average EBITDA from 2013-2015 (2)
- 3.8x on a synergy-adjusted basis (2)
- Significantly below recent industry multiples, including Dow / Olin transaction
- Bid represents only 37% of estimated replacement cost (4)

	Westlake's Revised Offer (2)	Dow-Olin Transaction (3)
Unadjusted	6.0x	7.8x
Synergy Adjusted	3.8x	6.0x

Understates Synergies

- After a thorough review, Axiall estimates synergies could be as high as $265MM, significantly above the $90-$100MM suggested by Westlake in its most recent proposal
- Axiall synergy view supported by comparable precedent chemical deals
- Westlake's latest synergy estimate (2% - 3% of target sales) would be among the lowest of historical precedent chemical transactions (5)

Ascribes No Value to Axiall's Upside

- Third parties forecast a significant improvement in chlor-alkali industry fundamentals (1)
- Westlake would benefit from Axiall's exposure to improved fundamentals to rescue its own deteriorating fundamentals in polyethylene

1. *Based on IHS Chemical forecast for North American ECU margins and polyethylene margins*
2. *Based on average 2013 to 2015 EBITDA of $476MM; assumes $265MM of synergies; offer price based on market data as of 5/24/16*
3. *Based on Dow Chlorine Products' 2014A EBITDA which Axiall believes is representative of Axiall's mid-cycle 2013 to 2015 average*
4. *Based on management estimated $7.8Bn replacement cost of chemical and energy assets and estimated value of Building Products, Compounds and Water Treatment assets*
5. *Based on selected precedent chemical transactions since 1998 with transaction size >$300MM*

12 | Axiall – May 2016

Putting Westlake's "Comparable" Transactions in Context

1 Cycle Matters

- **Valuation 101:** When valuing commodity businesses, it is inappropriate to compare transaction multiples at different points in the cycle
- **Axiall's business is in a trough unlike any of the transactions that Westlake cited**

2 Issues with Westlake's Selected Comparables

- ✗ **Westlake's multiples are completely inconsistent - varying from "LTM" to "NTM" to "Mid cycle"; how did Westlake choose?**
- ✗ **Transactions at different points in the cycle with none occurring during the current chlor-alkali trough**
- ✗ **European assets have different fundamentals** (e.g., Vestolit, Vinnolit, INEOS/Solvay)
- ✗ **3 of the 5 were not control transactions** (e.g., Olin/DCP, INEOS/Solvay, PPG/GGC)
- ✗ **2 transactions were tax advantaged, where the taxable equivalent multiple would have been higher** (e.g., Olin, PPG Commodity Chemicals)

Axiall believes the Dow / Olin transaction multiple applied to Axiall's 2013-2015 Average EBITDA is the most comparable transaction. On this basis, Westlake's offer represents a 6.0x multiple and 3.8x multiple adjusted for synergies, well below 7.8x

3 Cycle Adjusting Westlake's "Comparables" Yields Very Different Results [1]



March 2015
Olin / Dow Chlorine Products
May 2014
Mexichem / Vestolit
May 2014
Westlake / Vinnolit
May 2013
INEOS / Solvay
July 2012
PPG Commodity Chems / GGC
$32.65
$49.38
$36.94
$33.43 Precedent Average
$28.71
$19.45
$22.50 Westlake Proposal
7.8x
$455MM
2014A EBITDA
6.7x
$706MM (2)
NTM EBITDA
6.0x
$642MM
2013A EBITDA
5.5x
$476MM (3)
Average EBITDA
5.1x
$641MM (4)
2011A EBITDA

Source: Company disclosures, Capital IQ

1. *Applies Axiall equivalent EBITDA, reflecting comparable time period, to Westlake's disclosed "comparable chlor-vinyl transaction" multiples. Assumes $1,367MM debt, $201MM cash, $77MM non-controlling interest, and 70.6MM basic shares outstanding*
2. *Thomson median IBES estimate as of transaction announcement on 5/8/14*
3. *Based on average EBITDA of 2013A to 2015A*
4. *2011A EBITDA of Georgia Gulf plus 2011A EBITDA of PPG Commodity Chemicals*

13 | Axiall – May 2016

Westlake is Proposing a Low Multiple off of Average EBITDA ~$23 / share offer is only ~$2.8bn Enterprise Value or 6.0x 2013-2015 Average EBITDA (1) Axiall EBITDA ($ millions) Source: Thomson IBES, Company disclosures 1. Based on average 2013 to 2015 EBITDA of $476MM; based on market data as of 5/24/16 axiall

We Believe Westlake's Timing is Opportunistic

Axiall Stock Price vs. Westlake's Current Proposals (0.1967x WLK shares + $14.00 cash)

- Over the past 5 years, Westlake has launched 2 opportunistic takeover attempts at troughs in the chlor-alkali cycle
- Since Jan. 1, 2011, Axiall's stock price has traded above Westlake's Jan. 22 proposal **92.5%** of the time and the current proposal **88.7%** of the time
- Over the same period, Westlake's proposal undervalues Axiall by an average of **27.6%** based on historical stock prices


AXLL Stock Price
Implied Value, WLK April 4, 2016 Terms (0.1967 WLK shares + $14 cash)
$70
$60
$50
$40
$30
$20
$10
$0
Jan. 13, 2012
Westlake publicly announces a proposal to acquire Axiall, after acquiring a 4.8% stake in Axiall(1)
May 4, 2012
Westlake withdraws its proposal to acquire Axiall(1)
Jan. 29, 2016
Westlake publicly discloses a proposal to acquire Axiall, after acquiring a 4.4% stake in Axiall
JAN-11
JUL-11
JAN-12
JUL-12
JAN-13
JUL-13
JAN-14
JUL-14
JAN-15
JUL-15
JAN-16

Source: Capital IQ; Implied historical values of current WLK proposal based on Jan. 1, 2011 to Jan. 28, 2016, the day prior to WLK's public unsolicited bid

1. Refers to Axiall's predecessor, Georgia Gulf

15 | Axiall – May 2016

Westlake Proposal Reflects a Discount to Axiall’s Historical Trading Prices Westlake’s Proposal2 Q3 2015 Q4 2015 YTD (1/1/16 – 5/24/16) Westlake Current Proposal Price Per Axiall Share $/Share Current Proposal $22.50 Sources: Capital IQ, Westlake proxy Based on daily VWAP on days on which Westlake purchased Axiall shares as disclosed in proxy As of 5/24/16 (10/8/15 – 11/13/15) Westlake’s Initial Accumulation of >30% of its shares 1 Q2 2015 Q1 2015 Q4 2014 VWAP What Price Did Westlake Expect to Pay When It Bought Shares At $22 / Share Just A Few Months Ago? 1 Q1 2016 52 Week High Westlake January 25,2016 Proposal

Source: Management Calculated based on 2015 actual production volume of caustic and PVC. Incremental share price benefit assumes illustrative 6.0x AV / EBITDA and 70.6 million basic shares outstanding Incremental PVC Margin (¢/lb) Incremental Caustic Price ($/ton) Incremental PVC Margin (¢/lb) Incremental Caustic Price ($/ton) Incremental Share Price Benefit at 8.0x 1 Incremental Share Price Benefit at 6.0x 1 We believe Axiall stockholders should benefit from asymmetric risk / reward dynamics from trough conditions Highly sensitive to EBITDA multiple assumption Axiall’s Upside Potential $20/t price increase in caustic expected to lead to an approximately $48 million increase in Axiall’s annual EBITDA1 2¢/lb increase in PVC margin expected to lead to an approximately $50 million increase in Axiall’s annual EBITDA1

Significant Synergy Potential in an Axiall / Westlake Transaction We have undertaken a thorough analysis of potential synergies Bottoms-up approach Analysis conducted by both management and independent expert advisor Board has significant transactional experience and has been heavily involved in the analysis process Axiall and Westlake are highly complementary: Westlake declined to conduct detailed further diligence on synergies in March 2016 prior to formally terminating discussions and has cited what we see as an extremely conservative $90-100MM of synergies Category Description Level of Synergy Manufacturing Footprint A number of Westlake facilities are in close proximity to Axiall’s High Sales Footprint Significant sales & marketing synergies High Commodity Inputs Significant supplier overlap WLK is a large U.S. producer of ethylene, an important input for AXLL High Logistics Footprint Significant transportation savings potential due to location of key manufacturing facilities High Public Company Expense Duplicative public company infrastructure and expenses High axiall

Overview of Synergy Analysis and Process

Axiall's Estimated Annual Run-Rate Synergies

Millions

		Low	High
Cost	**Savings from:** • G&A • Commercial • Purchasing • Manufacturing	$95	$155
Operating rate, product and customer mix	• Higher output and variable margin from improved plant reliability • Product mix optimization • Customer mix optimization	$60	$110
Total	• **Total synergies valued at +$13 to +$23 per share** (1)	**$155**	**$265**
	% of target 2016E consensus sales:	*5%*	*8%*
	Synergies Implied by Precedent Chemical Transactions:	*$170*	*$269*
	Precedent Synergies % sales:	*5%*	*8%*

We believe Westlake's latest synergy estimate of $100MM (60% higher than its original estimate) falls short by up to nearly $170MM

Source: Solomon RAM benchmarking data; precedent transaction synergies based on company announcements and equity research

1. Incremental per share price value assumes what we believe to be a conservative long-run multiple of 6.0x AV / EBITDA and 70.6M shares outstanding; excludes cost to achieve synergies

19 | Axiall – May 2016

Historical Synergies of Precedent Chemical Transactions | 1998-YTD | >US$300MM Synergies as % of Target Sales Westlake Synergy Estimates Not Consistent with Precedent Deals Precedent Chemical Transactions >90% of Chemical Deals Have Synergies in Excess of Westlake’s Latest Estimate Source: Precedent transaction synergies at announcement based on public sources including company press releases and equity research Westlake’s Initial $60MM Synergy Estimate Westlake’s Revised $90-$100MM Synergy Estimate Average: 6.8% Axiall’s $155MM Synergy Estimate (Low End) Axiall’s $265MM Synergy Estimate (High End) 2% 3% 5% 8% 0 0.05 0.1 0.15 0.2 0.25

We Believe Westlake’s Proposed Equity Consideration Provides Limited Synergy Upside Westlake’s Claim Based on closing prices on April 4, 2016 Based on April 4, 2016 Westlake proposal and basic shares outstanding as reported in the latest Quarterly Reports on Form 10-Q from Axiall and Westlake Calculated as $265MM synergies capitalized at an illustrative 6.0x multiplied by % of synergies paid by WLK to AXLL, divided by 70.6MM Axiall shares outstanding Calculated as $265MM synergies capitalized at an illustrative 6.0x multiplied by % of synergies paid by WLK to AXLL, divided by pro forma 144.2MM WLK shares $9 per share reflects difference between 50% paid to Axiall stockholders upfront and value to Axiall stockholders inside Westlake; $600MM+ reflects $9 multiplied by 70.6MM Axiall shares outstanding The Facts Proof: Value at Stake for Axiall’s Stockholders Westlake argues that the equity component of its proposal compensates for the synergies But Axiall stockholders would only own a small fraction of the combined company 1 2 3 Westlake’s Proposal (1) WLK Stockholders AXLL Stockholders Illustrative Pro Forma Westlake Ownership (2) >$9 per Share or $600MM+ of Value at Stake for Axiall Stockholders (5)

Westlake Underperformed its Key Competitor Lyondellbasell Despite Benefiting from the Ethylene Supercycle Westlake’s Earnings Power in Decline We Believe Westlake’s Fundamentals May Be Deteriorating And Risky Does Westlake need the upside in Axiall to rescue its own deteriorating fundamentals? $ millions Net Income Total Stockholder Return 35% Decline Source: Thomson IBES Consensus; market data as of 5/24/16 Source: Capital IQ; market data as of 5/24/16

Low Density Polyethylene (PE) Margin / Electrochemical (ECU) Margin We Believe Westlake’s Fundamentals Are At a Peak and Axiall’s Are At a Trough Favorable for Westlake Favorable for Axiall Chlorovinyls 79% Building Products 21% Westlake Axiall We believe that Westlake’s PE driven fundamentals can be expected to deteriorate vs. Axiall’s ECU-driven fundamentals Source: IHS Chemical, Company disclosures Based on 2015A EBITDA; excludes corporate Vinyls 32% Olefins 68% Line Represents Westlake Key Profitability Driver (PE Margin per ton) ÷ Axiall Key Profitability Driver (ECU Margin per ton) “We believe peak margins for US based integrated ethylene / polyethylene producers this cycle have passed…” “This could reduce EPS at…WLK by 72% from robust 2015 levels, all else equal” “Our base case assumes…a 59% reduction in our WLK EPS in 2018E from 2015 levels” - Goldman Sachs Equity Research, 3/14/16 How will Westlake’s stock perform in a declining ethylene market?

Proof is in the Numbers: Westlake’s Recent Results Quarterly Revenue Year-Over-Year % Change Quarterly EBITDA Year-Over-Year % Change “Our quarterly results reflect lower integrated margins for our major products, as sales price decreased following the continued declined of global crude oil prices” “Net sales for the first quarter of 2016 decreased by $128 million compared to the first quarter of 2015 mainly due to lower sales prices for all of our major products…” “The decrease in results was mostly due to lower Olefins integrated product margins, primarily as a result of reduced sales price” Quotes from Westlake Q1 2016 Earnings Source: Company filings, earnings transcript

Axiall’s Board is Highly Independent, Experienced, and Open to All Alternatives to Drive Stockholder Value Highly Independent: The Board is independent, active and engaged; it has challenged and continues to challenge management to drive the best possible results for stockholders Our Non-Executive Chairman, William Mansfield, and our independent directors are committed to working with management to aggressively enhance the company’s financial and operational performance and maximize stockholder value Supermajority of directors are independent Average independent director tenure is under 7 years (lower than the S&P 500’s 8.5-year average2) and the balanced mix of tenure is designed to include both new insight and long-term perspectives Highly Experienced: Each independent director was chosen as part of a deliberate process driven by the independent directors to build a skilled, diverse and knowledgeable Board Senior executive management experience; public company board experience Deep industry knowledge and expertise Experience executing M&A transactions and evaluating investments; financial services expertise Significant understanding of Axiall’s business, markets and the current strategic alternatives processes underway 1-4 years 4 directors 5-8 years 4 directors > 8 years 1 director Independent Outsiders CEO Independent Leadership and Oversight1 All directors other than the CEO are independent New Insight and Long-Term Perspective Average independent director tenure is less than 7 years Based on directors up for re-election (9 total); independence as defined by NYSE listing standards Source: 2015 Spencer Stuart Board Index Report We believe Axiall’s highly independent Board is best positioned to maximize stockholder value

Well-Balanced Group of Current Directors Brings Knowledge and Experience Non-Executive Chairman of the Board Former Chairman and CEO of Valspar Corp. Deep experience in paint and coatings industry Public company board experience with significant understanding of the accounting, audit, finance and corporate governance issues Director, President & CEO, Axiall Corporation Held senior positions at Axiall since 2012 providing him deep context of transformational strategic issues and transactions Former Partner at Jones Day Public company board experience Director Former CFO of Lyondell Chemical Company Significant experience leading a global engineering, construction and services company Finance and M&A experience Public company board experience Director Former CEO of Calortex Unique knowledge of the company’s history and opportunities/challenges Deep experience in gas industry Public company board experience Director Senior executive experience at Fidelity Investments expertise Extensive investment and complex transactional experience Public company board experience Director Former CEO of RTI International and former CTO of BF Goodrich Corporation Experience developing and assessing strategies in technology and R&D Public company board experience Director Director and Chief Executive Officer, PPG Experience in chlor-alkali and derivatives Extensive public company and operations experience Director Former Group Vice President of BP Experience within energy and fuel industries Logistical and operational experience Public company board experience Director* Former Vice President of IBM Extensive accounting and financial experience Senior leadership experience Deep public company board experience Director Former Managing Director at Calyon Securities Extensive banking and business reorganization experience Experience in capital markets and finance Former chairman of public chemicals company *Not standing for re-election at 2016 AGM William L. Mansfield Tim Mann T. Kevin DeNicola Patrick J. Fleming Robert M. Gervis Dr. Victoria Haynes Michael H. McGarry Mark L. Noetzel Robert Ripp David N. Weinstein

We Believe Axiall’s Current Board is Best Positioned to Direct Axiall’s Future Paid by Westlake Agreed to be nominated when Westlake proposed $20/share Expected to add unnecessary delays given that Westlake’s nominees lack current knowledge of Axiall’s prospects and the state of strategic discussions Other potential interested parties could conclude that a Westlake acquisition is inevitable May provide negotiating leverage for Westlake Independent Committed to running a fair, robust process with integrity Actively working to get full and fair value for all stockholders, including an evaluation of the possible sale of the entire company versus standalone plan and other alternatives Open to a strategic transaction that creates fair value for stockholders Working to ensure that Westlake or any other party pays a full and fair price for Axiall’s high-quality assets if a transaction is to be pursued Stockholders deserve a Board that will work to get full and fair value for all stockholders A Vote for Axiall’s Board A Vote for Westlake’s Nominees

Westlake’s Corporate Governance Raises Red Flags for Axiall Stockholders No controlling stockholder Annual elections for all directors by widely held institutional stockholder base All non-executive directors are independent under NYSE rules Average age of independent directors is 61 and average tenure is <7 years Since 2012, five new directors added to Board, bringing fresh perspectives Broad industry expertise across a range of disciplines that are critical to Axiall’s business, including consumer, professional and industrial products and applications Westlake is a family-controlled company, with Chao family owning 70% of Westlake’s common stock Chairman of the Board is not independent 5 of 8 Board members have served 10 years or more ISS gives Westlake among the lowest Corporate Governance Scores (1) ISS withhold recommendations to re-elect James Chao (2015) and Dorothy Jenkins (2014) Exposure that Westlake stockholders may have to recent IRS MLP rule proposals which could negatively impact Westlake Chemical Partners LP (2) Westlake’s governance profile and track record causes us to doubt its ability to provide stockholders with robust, independent oversight at the Board level Westlake Axiall Source: ISS Quickscore. Westlake 2016 score of 9 out of 10 on a scale of 1 to 10, where 10 indicates a higher governance risk Minority WLK equity investors may have exposure to negative impacts of future wind-down of WLK Partners due to negative IRS ruling

Setting the Record Straight: Axiall’s Board Has Acted in Stockholders’ Best Interests Axiall has engaged and is engaging with Westlake Axiall opened negotiations with in-person meeting with management and directors, even after escalation of hostile posture by Westlake, and has included Westlake in ongoing process Westlake is responsible for terminating negotiations with Axiall in April Westlake has maintained a consistently adversarial posture and provided no rationale for its valuation and unconventional view of synergies In an effort to obtain full and fair value for all stockholders, Axiall will continue to engage with other third parties and evaluate all strategic alternatives, including an evaluation of the possible sale of the entire company Axiall has included Westlake in the strategic alternatives process and diligence after Westlake indicated its interest in participating Axiall has provided extensive diligence access to Westlake: Hosted Westlake for an extensive management presentation and conducted expert sessions, including separate sessions for HR, Environmental, IT, Commercial, Tax, Operations and Building Products Access for Westlake and its advisors to an extensive data room Offered to conduct in-person synergy session to validate Axiall position on synergies Westlake included in ongoing process Westlake continues to emphasize M&A actions from 2006 and 2011, which were not driven by the current team New management team is managing the business for today, not re-living the past One-half of Board elected since 2011 The new leadership team at Axiall has aggressively moved to streamline operations, improve manufacturing reliability and cut costs Focus on Prior Team’s Track Record? Provided Limited Diligence? Unwilling to Engage? WLK Assertion Fact

Axiall’s Board is Committed to Responsible Stewardship Axiall’s Board is focused on getting full and fair value for all stockholders – we are not opposed to a strategic transaction We believe Westlake’s proposal is opportunistic and inadequate We believe Westlake’s fundamentals are deteriorating and risky We believe Axiall’s highly-experienced Board is best positioned to direct Axiall’s future We believe Axiall’s Board has acted, and will continue to act, in the best interests of all stockholders 1 5 2 3 4 We Believe Axiall’s Current Board, Not Westlake’s Nominees, Are Best Positioned to Direct Axiall’s Future